Exhibit 99.1

Cohen & Steers Income Opportunities REIT, Inc.
1166 Avenue of the Americas
New York, NY 10036 212 832 3232

Contact:

Robert Klemens

Vice President

Communications

212 796 9377

Cohen & Steers Income Opportunities REIT, Inc. Acquires Open-Air Shopping Center in San Mateo, CA with Sterling Organization

New York, December 23, 2024—Cohen & Steers Income Opportunities REIT, Inc. (“CNSREIT”) announced today its acquisition of Bridgepointe Shopping Center, an open-air community shopping center in San Mateo, California. The acquisition was made through a programmatic joint venture with Sterling Organization (“Sterling”), a real estate investment firm with extensive expertise in shopping centers in the U.S. This is CNSREIT’s third acquisition with Sterling Organization and fourth open-air shopping center acquisition in the portfolio.

Bridgepointe Shopping Center is a 231,700 square foot, fully leased power center located in San Mateo, California. The tenancy at the property includes Total Wine & More, Nordstrom Rack, Ross Dress for Less, Marshalls and more. The center is also shadow anchored by a Target and a Home Depot, which rank in the top 1% and top 3% most visited stores of each chain nationwide, respectively1. Bridgepointe Shopping Center is the only large format community center in San Mateo and attracts 8.58 million visits annually2.

San Mateo County is an affluent suburban market located in Silicon Valley and approximately 20 miles outside of San Francisco. As a result, residents of San Mateo County enjoy the fourth highest median household income in the U.S and have access to high-profile life sciences and tech employers that are based in the Bay Area including Alphabet, Apple, Gilead Sciences, META, Nvidia, Salesforce and more. The area is also expected to continue benefiting from employment trends around life sciences and artificial intelligence, with San Mateo’s employment growth projected to grow at a 1.6% compound annual growth rate over the next 12 years3.

James S. Corl, Chief Executive Officer of CNSREIT and Head of the Private Real Estate Group at Cohen & Steers, said:

“Bridgepointe benefits from being situated in a dense, high income suburban area that is adjacent to the epicenter of global economic growth while still maintaining low levels of retail space compared to the U.S. average. As a result, Bridgepointe is a highly visited center where tenants generate impressive sales numbers that are among the top in their respective chains with the center maintaining historically high occupancy and rents. We look forward to partnering with Sterling on our third acquisition together and leveraging their expertise as a vertically integrated operator of retail real estate in driving value for investors.”

[1]	Source: Placer Labs, Inc.
[2]	Source: Creditntell
[3]	Source: Woods and Poole

CNSREIT is acquiring high quality properties that generate attractive income potential alongside best-in-class operators and has an initial focus on well-anchored, necessity-driven shopping centers. Open-air shopping centers are at their highest occupancy level of the past 16 years at 95.7%, according to real estate analytics provider CoStar Group.

About CNSREIT. Cohen & Steers Income Opportunities REIT, Inc. is a perpetual-life, non-listed REIT formed to invest primarily in high quality, income-focused, stabilized properties within the United States. CNSREIT is externally managed by Cohen & Steers Capital Management, Inc., a subsidiary of Cohen & Steers, Inc. Further information can be found at www.cnsreit.com.

About Cohen & Steers. Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including listed and private real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong, Tokyo and Singapore.

About Sterling Organization. Sterling Organization is a vertically integrated private equity real estate firm whose national platform is focused on investing in retail and distribution real estate assets across the risk spectrum in major markets within the United States. The firm has over $2B of assets under management across the U.S., including more than 12 million square feet of primarily retail real estate. Sterling Organization, with offices across the nation, is headquartered in West Palm Beach, FL.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the federal securities laws. These forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “identified” or other similar words or the negatives thereof. These may include CNSREIT’s financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, statements with respect to acquisitions, statements regarding future performance and statements regarding identified but not yet closed acquisitions. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. CNSREIT believes these factors also include but are not limited to those described under the section entitled “Risk Factors” in the prospectus, as amended and supplemented from time to time, filed with the Securities and Exchange Commission (the “SEC”), which is accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document. Except as otherwise required by federal securities laws, CNSREIT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

Cohen & Steers Income Opportunities REIT, Inc. Contact:

Robert Klemens

Vice President, Communications

media@cohenandsteers.com

SOURCE: Cohen & Steers Income Opportunities REIT, Inc.

Website: https://www.cnsreit.com/

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